FREIT Announces Second Quarter 2024 Results

HACKENSACK, NJ, June 14, 2024 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) reported its operating results for the fiscal quarter ended April 30, 2024. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Six Months Ended
	April 30,		April 30,
	2024	2023	2024	2023

GAAP Earnings Per Share - Basic and Diluted	$0.07	$0.01	$0.00	$0.07
AFFO Per Share - Basic and Diluted	$0.21	$0.13	$0.24	$0.30
Dividends Per Share	$0.05	$0.05	$0.10	$0.10

Total Average Residential Occupancy	96.5%	97.5%	95.9%	97.2%
Total Average Commercial Occupancy	50.7%	64.8%	50.4%	65.6%

Results for the Quarter

Total real estate revenue increased 5.2% to approximately $7,275,000 for the fiscal quarter ended April 30, 2024 as compared to approximately $6,916,000 for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in base rents in the residential segment across most properties.

Net income attributable to common equity (“Net Income”) was approximately $533,000 or $0.07 per share basic and diluted for the fiscal quarter ended April 30, 2024 as compared to Net Income of approximately $97,000 or $0.01 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by an increase in revenue of approximately $359,000 (with a consolidated impact to FREIT of approximately $292,000) and an increase in income from the investment in tenancy-in-common (“TIC”) of approximately $183,000.

(Refer to “Table of Revenue & Net Income Components”)

Results for Six Months

Total real estate revenue increased 2.7% to approximately $14,274,000 for the six months ended April 30, 2024 as compared to approximately $13,895,000 for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the residential segment of approximately $635,000 driven by an increase in base rents across most properties while the average occupancy rate declined to 95.9% from 97.2% in the prior year’s comparable period. The increase in the residential segment was offset by a decrease from the commercial segment of approximately $256,000 primarily driven by a decline in revenue of approximately $494,000 at the Westwood Plaza Shopping Center resulting from Kmart vacating its space in October 2023 offset by an increase in revenue of approximately $140,000 attributed to the increase in occupancy at the Franklin Crossing Shopping Center to 97.2% from 94.9% in the prior year’s comparable period.

Net Income was approximately $21,000 or $0.00 per share basic and diluted for the six months ended April 30, 2024 as compared to Net Income of approximately $516,000 or $0.07 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by an increase in general and administrative expenses (“G&A”) of approximately $1,021,000 primarily related to work performed for the Company by a financial advisory firm and an increase in legal costs attributed to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties, LLC. The increase in G&A was offset by the increase in revenue of approximately $379,000 (with a consolidated impact to FREIT of approximately $234,000), an increase in investment income of approximately $279,000 resulting from higher interest rates and an increase in income from investment in TIC of approximately $141,000.

(Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended April 30,			For the Six Months Ended April 30,
	2024	2023	Change	2024	2023	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$2,054	$2,036	$18	$4,006	$4,262	$(256)
Residential properties	5,221	4,880	341	10,268	9,633	635
Total real estate revenues	7,275	6,916	359	14,274	13,895	379

Operating expenses:
Real estate operating expenses	3,539	3,438	101	7,048	6,825	223
General and administrative expenses	1,015	975	40	2,823	1,802	1,021
Depreciation	789	732	57	1,514	1,454	60
Total operating expenses	5,343	5,145	198	11,385	10,081	1,304

Financing costs	(1,782)	(1,951)	169	(3,624)	(3,827)	203

Investment income	279	218	61	686	407	279

Gain (Loss) on investment in tenancy-in-common	62	(121)	183	(47)	(188)	141

Net loss on sale of Maryland properties	(92)	(203)	111	(171)	(446)	275

Net income (loss)	399	(286)	685	(267)	(240)	(27)

Net loss attributable to noncontrolling interests in subsidiaries	134	383	(249)	288	756	(468)

Net income attributable to common equity	$533	$97	$436	$21	$516	$(495)

Earnings per share:
Basic and diluted	$0.07	$0.01	$0.06	$0.00	$0.07	$(0.07)

Weighted average shares outstanding:
Basic	7,453	7,441		7,451	7,433
Diluted	7,457	7,446		7,455	7,440

Segment Property Net Operating Income (“NOI”)

NOI for the residential properties increased modestly to approximately $2,948,000 and $5,813,000 for the fiscal quarter and six months ended April 30, 2024, respectively, from approximately $2,683,000 and $5,296,000 for the prior year’s comparable periods, respectively. NOI for the commercial properties decreased to approximately $817,000 and $1,471,000 for the fiscal quarter and six months ended April 30, 2024, respectively, from approximately $843,000 and $1,850,000 for the prior year’s comparable periods, respectively.

Financing Update

On December 1, 2023, the mortgage secured by an apartment building located in River Edge, New Jersey in the amount of approximately $9 million came due. Provident Bank extended the initial maturity date of this loan for a 90-day period with a maturity date of March 1, 2024 and further extended this loan for another 60-day period with a new maturity date of June 1, 2024, based on the same terms and conditions of the existing loan agreement. On May 1, 2024, FREIT entered into a loan extension and modification agreement with Provident Bank, effective June 1, 2024, which will extend the loan for three years to May 31, 2027, will require monthly installments of principal and interest of approximately $58,016 and will be based on a fixed interest rate of 6.75%.

Dividend

The Board of Directors of FREIT declared a second quarter dividend of $0.05 on the common stock to holders of record of the shares at the close of business on May 31, 2024. The payment date for the dividend is June 14, 2024. The Board of Directors will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended April 30,			For the Six Months Ended April 30,
	2024		2023	2024		2023
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$399		$(286)	$(267)		$(240)
Depreciation of consolidated properties	789		732	1,514		1,454
Amortization of deferred leasing costs	38		21	64		40
Distributions to non-controlling interests	—	(b)	— (c)	(180	) (b)	— (c)
Net loss on sale of Maryland properties	92		203	171		446
Adjustment to loss on investment in tenancy-in-common for depreciation	363		358	725		716
FFO	$1,681		$1,028	$2,027		$2,416

Per Share - Basic	$0.23		$0.14	$0.27		$0.33
Per Share - Diluted	$0.23		$0.14	$0.27		$0.32

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $0.6 million for the fiscal quarter and six months ended April 30, 2024 related to the sale of the Rotunda property.
(c) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $0.2 million and $2.1 million for the fiscal quarter and six months ended April 30, 2023, respectively, related to the sale of the Damascus and Rotunda properties.

Adjusted Funds From Operations ("AFFO")

FFO	$1,681		$1,028	$2,027		$2,416
Deferred rents (Straight lining)	29		48	58		76
Capital Improvements - Apartments	(169)		(145)	(265)		(290)
AFFO	$1,541		$931	$1,820		$2,202

Per Share - Basic and Diluted	$0.21		$0.13	$0.24		$0.30

Weighted Average Shares Outstanding:
Basic	7,453		7,441	7,451		7,433
Diluted	7,457		7,446	7,455		7,440

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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